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                                                                   Exhibit 13(o)

                                 AMENDMENT NO. 1

                                       To

                             PARTICIPATION AGREEMENT

                                      Among

                           LSA VARIABLE SERIES TRUST,

                            LSA ASSET MANAGEMENT LLC

                                       And

                       GLENBROOK LIFE AND ANNUITY COMPANY


     THIS AGREEMENT (the "Agreement"), made and entered into as of the first day of June 2002, by and among Glenbrook Life and Annuity Company (hereinafter the "Company"), on its own behalf and on behalf of one or more of its separate accounts, LSA Variable Series Trust (the "Fund") and LSA Asset Management LLC (the "Manager").

     WHEREAS, effective May 1, 2002, the parties hereto entered into a Participation Agreement ("Participation Agreement") which describes, among other things, the respective duties and obligations of the Company, the Fund and the Manager; and

     WHEREAS, the parties agree that the Participation Agreement should be amended in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Manager and the Company agree as follows:

     Section 1. AMENDMENT TO ARTICLE VII OF PARTICIPATION AGREEMENT

     1.1 Unless otherwise indicated, defined terms used in this Agreement shall have the meanings ascribed to them in the Participation Agreement.

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     1.2  The parties agree that, effective as of the date of this Agreement,
Article VII of the Participation Agreement is hereby deleted in its entirety and is replaced with the following section, which now shall be deemed Article VII of such agreement:

          ARTICLE VII. POTENTIAL MATERIAL IRRECONCILABLE CONFLICTS

               7.1 The parties acknowledge that the Fund's shares may be made available for investment to other Participating Insurance Companies that are affiliated with the Company, and that the separate accounts of such companies may serve as investment vehicles for both variable life insurance policies and variable annuity contracts. In such event, the trustees ("Trustees") of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

               7.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its specified responsibilities under this Article VII by providing the Board with all information reasonably necessary for the Board to consider any issues raised including, but not limited to, information regarding a decision by the Company to disregard Contract owner voting instructions.

               7.3 If it is determined by a majority of the Trustees, or a majority of the Board's disinterested Trustees, that a material irreconcilable conflict exists that

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          affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Board) take whatever steps are necessary or appropriate to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium including, but not limited to, another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; or (b) establishing a new registered management investment company or managed separate account.

               7.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

               7.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six (6) months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable

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          material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

               7.6 For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by a vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

               7.7 The Company shall at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the duties imposed upon it in accordance with the requirements of this Article VII and, upon request, such reports, material and data shall be submitted more frequently and, in any other format, if deemed appropriate by the Board.

               7.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provided exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding on terms and conditions materially different from those contained in this Article VII, then the Fund or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules may be applicable.

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     Section 2. MISCELLANEOUS

     2.1 The captions in this Agreement are included for convenience of reference only and do not define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     2.2 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.

     2.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.

     2.4 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under applicable state and federal laws.

     2.5 This Agreement sets forth the entire agreement and understanding between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof. In the event of any conflict between the terms of this Agreement and the Participation Agreement, then the terms of this Agreement shall supercede such conflicting terms of the Participation Agreement.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and ratified in its name, and on its behalf, by its duly authorized representative as of the day and year first above written.


GLENBROOK LIFE AND ANNUITY COMPANY

By:      /s/ Timothy Vander Pas
         ----------------------------

Title:   Assistant Vice President
         ----------------------------


LSA VARIABLE SERIES TRUST

By:      /s/ John Hunter
         ----------------------------

Title:   President
         ----------------------------


LSA ASSET MANAGEMENT LLC

By:      /s/ Jeanette Donahue
         ----------------------------

Title:   Chief Operating Officer
         ----------------------------

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